Exhibit 99.1

Pyxis Oncology Reports First Quarter 2026 Financial Results and Advances MICVO Toward Key 2026 Clinical Milestones

Updated micvotabart pelidotin (MICVO) Phase 1 monotherapy data in 2L+ Recurrent/Metastatic Head and Neck Squamous Cell Carcinoma (R/M HNSCC) on track for mid-year 2026; update to include analyses focused on patients treated at or below a dose cap

Completed target enrollment in Phase 1 monotherapy dose expansion study of MICVO in 2L+ R/M HNSCC in the first quarter of 2026

Updated data from MICVO Phase 1/2 dose escalation study in combination with pembrolizumab in 1L R/M HNSCC on track for the second half of 2026

Presented new preclinical data at the American Association for Cancer Research (AACR) Annual Meeting 2026 that support the clinical development of MICVO as both a monotherapy and in combination with pembrolizumab for the treatment of R/M HNSCC

Announced the appointment of Nelson Azoulay as Chief Business Officer

Expected cash runway into the fourth quarter of 2026

BOSTON, May 14, 2026 (GLOBE NEWSWIRE) — Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing next-generation therapeutics for difficult-to-treat cancers, today reported financial results for the quarter ended March 31, 2026, and highlighted continued advancement of the micvotabart pelidotin (MICVO) clinical development program.

“Our team’s exceptional clinical and operational execution in the first quarter of 2026, combined with growing investigator enthusiasm for MICVO’s potential to positively impact the lives of patients with cancer, has positioned us to deliver key milestones for the MICVO program this year,” said Tom Civik, Interim Chief Executive Officer and Director of Pyxis Oncology. “We remain on track to share updated monotherapy data in mid-year 2026 and updated combination data in the second half of 2026. The mid-year 2026 monotherapy update will focus on 2L+ R/M HNSCC patients treated at or below a dose cap, which we implemented in December 2025. The goal of moving to a dose cap was to maintain MICVO’s strong efficacy profile while improving safety and tolerability. In the Phase 1/2 dose escalation combination study with pembrolizumab, we have refined our focus to 1L R/M HNSCC patients. We believe these two datasets will help establish MICVO’s broad potential as a novel ADC for patients with difficult-to-treat cancers and substantial unmet need.”

Pipeline & Corporate Updates

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Pyxis Oncology expects to report updated data from the ongoing MICVO Phase 1 monotherapy study for 2L+ R/M HNSCC in mid-year 2026. The mid-year 2026 update will focus on participants who were treated at 5.4 mg/kg IV Q3W, with a dose equivalent to or below a dose cap. Results will include detailed analyses of the impact of a dose cap on safety, tolerability and efficacy.

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The ongoing MICVO Phase 1 monotherapy study is a multi-part study. Part 1 was a dose escalation study across multiple doses and tumor types, with initial results shared in November 2024. Part 2, a dose expansion study in 2L+ R/M HNSCC, is currently ongoing. Preliminary Phase 1 study results in 2L+ R/M HNSCC were shared in December 2025.
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The dose expansion study of the ongoing MICVO Phase 1 monotherapy study includes two arms: post platinum and anti-PD-(L)1 experienced patients (Arm 1) and post EGFRi and anti-PD-(L)1 experienced patients (Arm 2). Target enrollment for each arm of the study was n=~20. Total study target enrollment was completed in 1Q26.
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In December 2025, a dose cap was implemented for higher body weight patients. Based on internal PK simulation modeling indicating that MICVO exposures with dose capping and adjusted ideal bodyweight (AIBW) dosing are expected to be comparable, dose capping was prioritized due to its operational simplicity and speed of implementation.
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Dose capping and AIBW are both well-established approaches to modified weight-based dosing and have demonstrated improved tolerability without sacrificing clinical activity in studies of other ADCs[i].
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A protocol amendment permitting AIBW has been approved, and AIBW dosing has begun. AIBW will be selected as a go-forward dose strategy only if it offers a superior profile to dose capping.
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Pyxis Oncology expects to report updated data from the ongoing Phase 1/2 combination dose escalation study of MICVO and Merck’s (known as MSD outside of the US and Canada) anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for 1L R/M HNSCC patients in 2H26.
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The ongoing MICVO Phase 1/2 study evaluating MICVO in combination with KEYTRUDA® (pembrolizumab) is currently in dose escalation across multiple doses for the treatment of 1L R/M HNSCC. Preliminary positive results for the treatment of 1L/2L+ R/M HNSCC were shared in December 2025.
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The MICVO Phase 1/2 combination dose escalation study update in 2H26 will focus on 1L R/M HNSCC patients.
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In April 2026, Pyxis Oncology presented new preclinical data in a poster presentation at the 2026 AACR Annual Meeting that showed treatment with a mouse analog of MICVO (maMICVO) in combination with anti-mouse PD-1 produced synergistic anti-tumor activity in an immune-refractory syngeneic preclinical model of HNSCC (MOC2). Additional key poster findings include:
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Monotherapy with maMICVO produced dose-dependent inhibition of tumor outgrowth.
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Monotherapy with maMICVO modulated the immune compartment toward a more favorable immune-permissive environment for immunotherapy. Treatment with maMICVO reduced the overall abundance of immune-suppressive regulatory T cells (Tregs) in MOC2 tumors, increased the CD8 T cell-to-Treg ratio and enhanced the abundance of a progenitor exhausted T cell subset that is highly responsive to anti-PD-1 therapy.
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Despite the MOC2 model being insensitive to anti-mouse PD-1 as a monotherapy, the combination of maMICVO and anti-mouse PD-1 resulted in greater tumor control and tumor growth inhibition than maMICVO monotherapy. Bliss independence analysis confirmed that maMICVO acted synergistically with anti-mouse PD-1 in a preclinical model unresponsive to anti-mouse PD-1 monotherapy.

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In May 2026, Pyxis Oncology announced the appointment of Nelson Azoulay as Chief Business Officer. Mr. Azoulay most recently served as Senior Vice President, Strategy and Business Development at Flagship Pioneering, where he spearheaded business development initiatives across select portfolio companies. Previously, he was Vice President of Corporate Development at ImmunoGen, where he helped shape the Company’s mid- to long-term strategy, led search and evaluation efforts, supported fundraising activities, and helped secure key transactions, including collaborations and partnerships with major pharmaceutical companies. He also played a role in ImmunoGen’s acquisition by AbbVie and subsequent integration in 2024. Earlier in his career, at PDL BioPharma, Mr. Azoulay led corporate restructuring and managed strategic divestitures. At Syneos Health Consulting, he advised global pharmaceutical and biotechnology companies on portfolio strategy, transactions and commercial planning. He holds an MBA from Columbia Business School, an MS in Neuroscience from McGill University and a BA from Wesleyan University.
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In February 2026, Pyxis Oncology announced the appointment of Thomas Civik as Interim Chief Executive Officer. Mr. Civik has been a member of Pyxis Oncology’s Board of Directors since October 2021 and is a highly experienced biotechnology executive with a proven track record in advancing cancer therapeutics. He most recently served as President and Chief Executive Officer of Five Prime Therapeutics, where he led the company through its acquisition by Amgen for $1.9 billion in April 2021. Mr. Civik previously served as Chairperson of the Board of ImCheck Therapeutics and Repare Therapeutics through their respective acquisitions by Ipsen and XOMA.

First Quarter 2026 Financial Results

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As of March 31, 2026, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $42.5 million. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the fourth quarter of 2026.
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Research and development expenses were $20.0 million for the quarter ended March 31, 2026, compared to $17.0 million for the quarter ended March 31, 2025. The increase was primarily due to a $5.5 million increase in clinical trial related expenses including CMC, related to monotherapy and combination therapy of MICVO, offset by reduction in employee-related costs and other costs.
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General and administrative expenses were $4.4 million for the quarter ended March 31, 2026, compared to $5.9 million for the quarter ended March 31, 2025. The decrease was primarily due to lower employee-related costs including stock-based compensation.
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Net loss was $23.3 million, or ($0.37) per common share, for the quarter ended March 31, 2026, compared to $21.2 million, or ($0.35) per common share, for the quarter ended March 31, 2025. Excluding non-cash stock-based compensation expense, the net loss for the quarter ended March 31, 2026 was $22.1 million, compared to a net loss of $17.5 million for the quarter ended March 31, 2025.
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As of May 13, 2026, the outstanding number of shares of Common Stock of Pyxis Oncology was 63,355,482.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical-stage biopharmaceutical company developing therapeutics for difficult-to-treat cancers. The Company’s lead candidate, micvotabart pelidotin (MICVO), is a first-in-concept antibody drug conjugate (ADC) that targets extradomain-B of fibronectin (EDB+FN), a non-cellular structural component of the tumor extracellular matrix (ECM). EDB+FN is selectively overexpressed in the tumor microenvironment of a wide range of solid tumors and largely absent from normal adult tissues. MICVO is designed to treat solid tumors through a three-pronged mechanism of action: direct cancer cell killing, bystander effect and immunogenic cell death. MICVO is currently being evaluated as monotherapy in a Phase 1 clinical study in patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) and in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in a Phase 1/2 clinical study in patients with R/M HNSCC and other solid tumors. Pyxis Oncology is focused on advancing MICVO, with the goal of improving outcomes for patients living with R/M HNSCC and contributing to meaningful progress in cancer treatment.

MICVO received Fast Track Designation from the U.S. Food and Drug Administration for the treatment of adult patients with R/M HNSCC whose disease has progressed following treatment with platinum-based chemotherapy and an anti-PD-(L)1 therapy.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

To learn more, visit www.pyxisoncology.com or follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Quarterly Report on Form 10-Q filed with SEC on May 14, 2026, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Alex Kane

IR@pyxisoncology.com

PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$19,983	$17,044
General and administrative	4,377	5,870
Total operating expenses	24,360	22,914
Loss from operations	(24,360)	(22,914)
Other income, net:
Interest and investment income, net	457	1,241
Sublease income	631	515
Total other income, net	1,088	1,756
Net loss	$(23,272)	$(21,158)
Net loss per common share - basic and diluted	$(0.37)	$(0.35)
Weighted average shares of common stock outstanding - basic and diluted	63,469,850	61,048,948
Other comprehensive loss:
Net unrealized loss on marketable debt securities	(53)	(121)
Other comprehensive loss	(53)	(121)
Comprehensive loss	$(23,325)	$(21,279)

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$5,766	$15,422
Marketable debt securities	35,252	51,435
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	3,082	3,776
Total current assets	45,572	72,105
Property and equipment, net	7,538	7,997
Operating lease right-of-use asset	11,190	11,418
Total assets	$64,300	$91,520
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,989	$10,885
Accrued expenses and other current liabilities	9,786	8,554
Operating lease liabilities, current portion	1,757	1,692
Total current liabilities	16,532	21,131
Operating lease liabilities, net of current portion	16,497	16,958
Financing lease liabilities, net of current portion	3	23
Total liabilities	33,032	38,112
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	63	63
Additional paid-in capital	497,654	496,469
Accumulated other comprehensive income	—	53
Accumulated deficit	(466,449)	(443,177)
Total stockholders’ equity	31,268	53,408
Total liabilities and stockholders’ equity	$64,300	$91,520

[i] SyBing, Andrew B., and Diane D. Wang. "Optimizing Body Size‐Based Dosing Approaches for Antibody–Drug Conjugates." Clinical Pharmacology & Therapeutics (2025).